Exhibit 4.1
[FORM OF] PROMISSORY NOTE
$58,695,000.00    Dated: November 16, 2023
FOR VALUE RECEIVED, (i) MARI HOLDINGS MD LLC, a Massachusetts limited liability company, (ii) HARTWELL REALTY HOLDINGS LLC, a Massachusetts limited liability company, (iii) KIND THERAPEUTICS USA, LLC, a Maryland limited liability company, (iv) ARL HEALTHCARE INC., a Massachusetts corporation, and (v) MARIMED ADVISORS INC., a Delaware corporation, each having a principal address at 10 Oceana Way, Norwood, Massachusetts 02062 (collectively, jointly and severally, “Borrower”, which expression shall include Borrower’s permitted successors and assigns), UNCONDITIONALLY PROMISES TO PAY TO THE ORDER OF NEEDHAM BANK, a Massachusetts co-operative bank (“Lender,” which expression shall include Lender’s successors and assigns), having an address of 1063 Great Plain Avenue, Needham, Massachusetts 02492, or such other place as Lender or other holder hereof may specify in writing, the principal sum of FIFTY EIGHT MILLION SIX HUNDRED NINETY FIVE THOUSAND AND 00/100 DOLLARS ($58,695,000.00) or so much thereof as may have been advanced (the “Loan”), together with interest and other fees, charges, costs and expenses as set forth below.
This Promissory Note (as the same may be amended, restated, modified, substituted or extended from time to time, this “Note”) is issued pursuant to a Construction Loan Agreement of even date herewith (as the same may be amended, restated, modified, substituted or extended from time to time, the “Loan Agreement”), by and among Borrower and Lender, the terms and conditions of which Loan Agreement (including, without limitation, the Events of Default (as defined therein)) are incorporated herein by reference. The Loan Agreement provides for Lender’s commitment under the terms and conditions set forth therein to, from time to time, advance the principal amount of the Loan evidenced by this Note in a series of advances (each an “Advance”) for the purposes and on the terms set forth in the Loan Agreement and in the other Loan Documents (as defined in the Loan Agreement).
Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Loan Agreement.
DEFINITIONS. As used herein, the following terms shall have the following definitions:
“Advance” has the meaning set forth above.
“Affiliate(s)” has the meaning set forth in the Loan Agreement.
“Amortization Commencement Date” has the meaning set forth in Section 3(a)(i) hereof.
“Borrower” has the meaning set forth above.
“Business Day” means any day that banks are open for business in the continental United States, exclusive of weekend days and public holidays under the laws of the United States or The Commonwealth of Massachusetts.
“Closing Date” has the meaning given to that term in the Loan Agreement (which shall be the date of the execution and delivery of this Note).
“Default Rate” means the annual interest rate equal to the lesser of (a) the Interest Rate in effect at the time of calculation of the Default Rate plus four percent (4%), or (b) the maximum interest rate Lender may charge Borrower pursuant to all Legal Requirements.
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“FHLB Rate” means the Classic Advance Rate for Fixed Rate Advances for a period of five (5) years for an amount greater than or equal to the Loan Commitment, as such rate is defined and published by the Federal Home Loan Bank of Boston.
“Interest Rate” means the fixed rate of interest per annum equal to (a) for the period from the Closing Date up to and including the Reset Date, the FHLB Rate which is in effect on the day that is three (3) Business Days prior to the Closing Date, as determined by Lender, plus three and 50/100ths percent (3.50%) (the “Initial Interest Rate”), and (b) so long as no Event of Default or default which, with the passage of time, the giving of notice, or both, would constitute an Event of Default, exists on the Reset Date, for the period after the Reset Date until the Maturity Date, the FHLB Rate which is in effect on the Reset Date, as determined by Lender, plus three and 50/100ths percent (3.50%) (the “Adjusted Interest Rate”). If on the Reset Date an Event of Default or default which, with the passage of time, the giving of notice, or both, would constitute an Event of Default, exists, the Interest Rate shall be the greater of (i) the Initial Interest Rate and (ii) the Adjusted Interest Rate, as determined by Lender.
“Late Charge” means five percent (5%) of any amounts due under this Note or the other Loan Documents and not paid prior to the date that is five (5) Business Days following the date when due other than payment of the balance of the Loan, interest and other charges due and payable on the Maturity Date, whether by acceleration or otherwise.
“Legal Requirements” has the meaning set forth in the Loan Agreement.
“Lender” has the meaning set forth above.
“Loan” has the meaning set forth above.
“Loan Agreement” has the meaning set forth above.
“Loan Documents” has the meaning set forth in the Loan Agreement and includes all of the mortgages, assignments, security agreements, pledges, and any other instruments, documents and agreements providing collateral for the Loan, including, without limitation, the Mortgage.
“Maturity Date” means the earlier of (a) November 16, 2033, and (b) such earlier date to which repayment of the Loan is accelerated pursuant to the terms of any of the Loan Documents.
“Monthly Payment” has the meaning set forth in Section 3(a) hereof.
“Monthly Payment Date” has the meaning set forth in Section 3(a) hereof.
“Note” has the meaning set forth above.
“Obligor” means each Borrower together with any other person or entity, jointly and severally, making, guaranteeing or otherwise undertaking the obligations evidenced by this Note from time to time.
“Prepayment” means any payment of outstanding principal due on this Note, whether in whole or in part, on any date in advance of the date scheduled therefor, whether following the acceleration of the Loan as a consequence of an Event of Default or otherwise.
“Prepayment Premium” means the sum to be paid together with a Prepayment, as more particularly set forth in Section 3(c) hereof.
“Reset Date” means the five (5) year anniversary of the Closing Date.

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“Term” means the period of time from the date hereof through and including the later of the Maturity Date or the payment in full of the Loan.
1.FUNDING OF LOAN. Proceeds of the Loan will be disbursed in accordance with the terms and conditions set forth in the Loan Agreement in a series of Advances.
2.INTEREST RATE.
(a)Interest. Interest on the principal amount of the Loan outstanding from time to time hereunder shall accrue at the rate of interest per annum equal to the Interest Rate.
(b)Daily Interest Accrual, Calculation. Interest per annum shall be calculated on the basis of actual number of days elapsed and an assumed three hundred sixty (360) day year. Any sums due on a day that is not a Business Day shall be due on the following Business Day with interest calculated in accordance with this Section and paid in accordance with Section 10 hereof. Interest shall accrue on any day that any principal of the Loan is outstanding, including days that are not Business Days.
3.PAYMENTS.
(a)Monthly Payments. Unless sooner accelerated upon the occurrence of an Event of Default (at the option of Lender), Borrower shall make monthly payments (each a “Monthly Payment”) in the amount set forth below commencing on December 16, 2023, and continuing on the same day of each month thereafter (each a “Monthly Payment Date”) until the entire Loan is paid in full or the Maturity Date, whichever first occurs.
(i)On each Monthly Payment Date on or before the one (1) year anniversary of the Closing Date (the “Amortization Commencement Date”), Borrower shall make monthly payments of accrued interest, only, at the Interest Rate on the outstanding principal balance of the Loan, payable in arrears; and
(ii)On each Monthly Payment Date after the Amortization Commencement Date, Borrower shall make monthly payments of principal sufficient to fully amortize the outstanding balance due on the Loan over a period of twenty (20) years, plus accrued interest at the Interest Rate on the outstanding principal balance of the Loan, payable in arrears, until the entire Loan is paid in full or the Maturity Date, whichever first occurs; and
(iii)Upon the Maturity Date, the entire outstanding balance due on the Loan (including all outstanding principal, interest and other charges due hereunder) shall be due and payable in full.
(b)Prepayments. Borrower may from time to time make a Prepayment, provided that, (i) Borrower has provided Lender with five (5) Business Days’ prior written notice thereof which specifies the portion of the Prepayment which is to be applied to the outstanding balance due on the Loan evidenced by this Note, and (ii) the Prepayment is accompanied by payment of (x) accrued but unpaid interest due on the Loan as of the date of the Prepayment, and (y) the Prepayment Premium, if any. Each Prepayment shall be applied to the Loan as provided in Section 16 below.
(c)Prepayment Premium. If Borrower makes a Prepayment in connection with a refinancing of the Loan with a lender other than Lender on or before the Reset Date, a prepayment premium (the “Prepayment Premium”) equal to one percent (1%) of the Loan Commitment shall be due in connection with such Prepayment.

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The Prepayment Premium does not constitute a penalty, but rather represents the reasonable estimate, agreed to between Borrower and Lender, of a fair compensation for the loss that may be sustained by Lender due to the Prepayment prior to the Maturity Date. Any Prepayment Premium shall be paid without prejudice to the right of Lender to collect any other amounts due under the Loan, and shall be due whether the Prepayment is the result of a voluntary payment by Borrower or an acceleration of the Loan arising out of an Event of Default.
4.DEFAULT RATE; LATE CHARGE.
(a)Interest on Overdue Amounts. To the maximum extent permitted by applicable law, principal, interest and other fees, charges, costs and expenses not paid when due shall accrue interest, payable on demand, from and after the date when due until the date when actually paid at the Default Rate.
(b)Late Charges. Borrower agrees to pay, on demand and in addition to all other amounts payable hereunder, a Late Charge with respect to any payment paid after the date that is five (5) Business Days following the date when due. The assessment or collection of a Late Charge is not intended and shall not be construed to permit payment of any amount payable hereunder beyond the applicable due date thereof. The time period allowed before the assessment of a Late Charge is not intended and shall not be construed as an additional grace or cure period with respect to payment or performance of any obligation hereunder. The Late Charge is intended to help defray the expenses incurred by Lender in handling and processing delinquent payments and to compensate Lender for the loss of the use of the funds constituting the delinquent payment. Notwithstanding the generality of the foregoing, the Late Charge shall not apply to the balance of the principal, interest and other charges due and payable on the Maturity Date.
5.EVENTS OF DEFAULT. The entire unpaid principal balance of this Note and all accrued and unpaid interest thereon and all other fees, charges, costs and expenses hereunder shall become immediately due and payable, without demand, at the sole option of Lender, upon the earlier of (a) the Maturity Date, or (b) the occurrence of any one or more of the Events of Default set forth in the Loan Agreement.
6.SECURITY AND SETOFF.
(a)Grant of Security in Accounts and Other Property in Possession of Lender. To secure the payment and performance of this Note, Borrower hereby grants to Lender a continuing security interest in and to: (i) any and all deposits and sums at any time credited by or due from Lender (or any of its banking or lending affiliates or any participant under any loan arrangement between Lender, on the one hand, and Borrower, on the other hand) to Borrower; and (ii) any or all cash, instruments, securities and other property of Borrower, in the possession, custody or control (whether for safekeeping or otherwise) of, or in transit to or from Lender, including such property in the possession of any third party acting on behalf of Lender regardless of the reason for the receipt, possession, custody or control of such property or any prior release thereof, conditional or otherwise. Following the occurrence and during the continuance of an Event of Default, Lender may, at any time but subject to applicable Legal Requirements, sell or dispose of any or all such property and apply the proceeds thereof against the indebtedness of the Loan. With respect to all such property, Lender shall have the rights and remedies of a secured party under the Uniform Commercial Code in effect from time to time in The Commonwealth of Massachusetts and other applicable laws, the choice and manner of exercise of any right or remedy being in the sole discretion of Lender. No such right or remedy shall be exclusive, and each may be exercised by Lender concurrently or in any order or combination as Lender may select, from time to time. Lender shall have the right to foreclose the security interest granted herein by any available judicial procedure and to sell the same with or without judicial process;

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Lender may sell or otherwise dispose of such property or any part thereof at public or private sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Lender may elect; and, except as to any part of such property which is perishable or which threatens to decline speedily in value, or is of the type customarily sold on a recognized market, Lender shall give Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower at least ten (10) Business Days prior to such sale is reasonable notification. Lender may (but shall have no obligation to) bid for and become the purchaser of any such property.
(b)Setoff. With respect to any and all deposits and sums referred to above, following the occurrence and during the continuance of an Event of Default, Lender may, at any time, apply or set off all or any portion of such deposits or sums of Borrower against the indebtedness evidenced by this Note, and against all obligations set forth in the Loan Documents, regardless of any other collateral or security available to Lender and Lender shall send written notice to Borrower apprising Borrower of such setoff (including the amount thereof) promptly following such setoff.
(c)Other Security, Cross Collateralization. Payment and performance of this Note may be secured, from time to time, now or hereafter, as provided in the Loan Documents. If and to the extent that such Loan Documents exist, unless the terms of such Loan Documents expressly provide otherwise, payment and performance of this Note shall be secured by any and all such Loan Documents, with or without specific reference to this Note, and all Loan Documents executed in connection with this Note shall also secure any and all other obligations of Borrower to Lender.
7.WAIVERS AND CONSENTS BY BORROWER.
(a)Lender’s Rights Preserved. No delay or omission by Lender in exercising or enforcing any of Lender’s powers, rights, privileges, remedies, or discretions hereunder or in any way with respect to Borrower shall operate as a waiver thereof on that occasion or on any other occasion. No waiver, forbearance or indulgence of Borrower’s default or failure hereunder or with respect to any other matter shall operate as a waiver of any other default or failure, nor as a continuing waiver thereof.
(b)Borrower’s Waiver of Rights. Except as otherwise provided in the Loan Documents, Borrower hereby waives demand, presentment, notice, protest and any and all other demands or notices (other than those expressly set forth in the Loan Documents) otherwise required to be given to Borrower in connection with: (i) the delivery, acceptance, endorsement, performance, default or enforcement of this Note; (ii) any and all borrowings or advances of the Loan; and (iii) security taken or granted in connection herewith.
(c)Borrower’s Consent to Actions by Lender. Borrower hereby consents to: (i) any and all extensions of time for payment, delays, renewals, or other modifications or amendments of this Note and any other instrument or agreement securing this Note which may be agreed to by Borrower, either explicitly or implicitly; (ii) any and all waivers, forbearances and indulgences whatsoever granted by Lender to any Obligor; (iii) any and all additions, substitutions, exchanges or releases of any security for this Note; (iv) the addition or release of any Obligor; and (v) any and all assignments or transfers of this Note and any part or all of the indebtedness evidenced hereby or any security therefor to any successor, assignee, participant or other party in accordance with the terms of the Loan Agreement.
(d)Waiver of Contribution Rights; Subordination. Borrower may not seek contribution from any other Obligor unless and until all liabilities, obligations and indebtedness to Lender of such Obligor from whom contribution is sought have been satisfied in full, and

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Borrower subordinates any and all rights against other Obligors to the rights of Lender against such other Obligors.
8.INDEMNIFICATION OF LENDER BY BORROWER. Except with respect to any claims or actions or loss, costs, or damage resulting from the gross negligence, willful misconduct or bad faith of Lender or any condition of the Mortgaged Property first arising on or after the date Lender or any of its Affiliates has taken title to or possession of the Mortgaged Property, Borrower agrees to indemnify Lender and to defend Lender and hold Lender harmless from and against any and all claims and actions brought or threatened against, and any and all reasonable cost, damage and liability incurred by, Lender (including all reasonable attorneys’ fees and expenses in connection therewith) on account of Borrower’s default in the performance of any payment and/or performance obligations under the Loan Documents (each of which may be defended, compromised, settled or pursued by Lender with counsel of Lender’s selection, but at the expense of Borrower) and Borrower shall pay all reasonable costs and expenses, including without limitation, reasonable attorneys’ fees and expenses, incurred in connection with or arising out of any such claims or actions (whether or not suit is instituted by or against Lender).
9.AUTHORIZATIONS BY BORROWER. Borrower hereby irrevocably authorizes Lender to charge or debit any deposit account of Borrower with Lender to effect any payment due hereunder or under any of the Loan Documents all without prior notice; provided, however, that Lender shall send written notice to Borrower apprising Borrower of such application (including the amount thereof) promptly following Lender’s making of such application.
10.CURRENCY AND PAYMENTS. All payments on this Note shall be made in lawful currency of the United States of America not later than 4:00 p.m. (Eastern Time) on the day when due in immediately available funds by automatic electronic transfer deduction from the Operating Account to the extent that there are sufficient funds available or, if not, by payment by Borrower to be received by Lender not later than 4:00 p.m. (Eastern Time) on the date when due, in each case without deduction, setoff or counterclaim. With respect to any payment on this Note which is made by check, Lender may treat such amount as outstanding pending final collection thereof, and interest shall continue to accrue thereon pending such final collection.
11.LENDER’S COSTS, INCLUDING ATTORNEYS’ FEES. Borrower agrees to pay or to reimburse Lender, as the case may be, on demand, for all reasonable fees, costs and expenses incurred or paid by Lender as required hereunder or under any of the other Loan Documents following the occurrence of an Event of Default, including, without limitation, all reasonable inspection, appraisal, examination and investigation fees and expenses; all reasonable accounting, consulting, brokerage and other similar professional fees and expenses specifically contemplated by the Loan Documents; and all other reasonable fees, costs and expenses imposed by law.
12.LEGAL LIMITATIONS ON INTEREST. If from any circumstances whatsoever fulfillment of any provision of this Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity presently prescribed by any applicable usury statute or any other law, with regard to obligations of like character and amount, then ipso facto the obligation to be fulfilled shall be reduced to the limit of such validity, so that in no event shall any exaction be possible under this Note that is in excess of the limit of such validity. In no event shall Borrower be bound to pay for the use, forbearance or detention of the money loaned pursuant hereto, interest of more than the current legal limit; the right to demand any such excess being hereby expressly waived by Lender.
13.PARTIAL INVALIDITY; HEADINGS. If any provision of this Note or portion of such provision, or the application thereof to any person or circumstance, shall to any extent be held invalid or unenforceable, the remainder of this Note or the remainder of such provision and

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the application thereof to other persons or circumstances (other than those as to which it is held invalid or unenforceable) shall not be affected thereby, and each term and provision of this Note shall be valid and enforced to the fullest extent permitted by law. The headings of the Sections of this Note have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Note.
14.BOOKS AND RECORDS; COPIES AS EVIDENCE. Lender’s books and records concerning the Loan, the accrual of interest thereon, and the repayment of the principal amount of the Loan and interest thereon, shall be prima facie evidence of the indebtedness owed under this Note, in the absence of manifest error. In any proceeding with respect to this Note and to the extent permitted under applicable Legal Requirements, any photographic, photostatic, electronic regeneration, microfilm or similar reproduction of this Note shall be admissible in evidence as though it were the original, whether or not the original hereof is in existence and whether or not such reproduction was made in the regular course of business.
15.GOVERNING LAW; CONSENT TO JURISDICTION. This Note shall be deemed to be a contract made under the laws of The Commonwealth of Massachusetts wherein it is executed and delivered and for all purposes shall be construed in accordance with the laws of said Commonwealth without giving effect to the conflict of law provisions thereof. Borrower and each other Obligor hereby submits to the non-exclusive personal jurisdiction of the United States District Court for the District of Massachusetts or any state court sitting in The Commonwealth of Massachusetts in connection with any action, suit or proceeding Lender may at any time wish to file in connection with this Note and any other related matter concerning the relationship of Lender, Borrower and the other Obligors.
16.APPLICATION OF PAYMENTS. Any payments received by Lender prior to the Maturity Date or acceleration with respect to the indebtedness evidenced by this Note (including, without limitation, any Prepayment) shall be applied, subject to applicable Legal Requirements: first, to any reasonable fees, charges, costs and expenses then owed to Lender by Borrower; second, to accrued and unpaid interest in accordance with the provisions of this Note (including, without limitation, interest at the Default Rate, if applicable); and finally, to the unpaid principal balance of the Loan remaining. At any time after the Maturity Date or earlier acceleration of the payment of this Note, any payments received by Lender with respect to the indebtedness evidenced hereby shall be applied in such manner as Lender may determine, in Lender’s sole and absolute discretion, subject to applicable Legal Requirements.
17.AUTHORITY TO ADVANCE. Borrower hereby authorizes Lender to advance any funds Lender deems reasonably necessary to protect Lender’s interests in the Mortgaged Property or otherwise made pursuant to the terms of the Loan Documents (including, without limitation, payment of any and all reasonable fees, charges, costs and expenses, including, without limitation, all reasonable attorneys’ fees and expenses) due hereunder. Such authorization shall not obligate, in any way, Lender to make any such advances.
18.MANNER IN WHICH PARTIES ARE BOUND. Borrower is liable for all obligations set forth in this Note. The provisions of this Note shall be binding upon Borrower and Borrower’s successors and assigns, and shall inure to the benefit of Lender and its successors and assigns. Each reference in this Note to any Obligor refers to each such person or entity individually and also to all such persons or entities jointly and in any combination. The release or discharge of Borrower with respect to this Note shall not release or discharge any other Obligor, except to the extent of payments actually received and retained by Lender.
19.CONFLICTS. To the extent that any provision of this Note is inconsistent with any corresponding provision in any of the other Loan Documents, then Borrower shall be bound by the more restrictive provision. To the extent possible, however, provisions of this Note and

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the other Loan Documents shall be interpreted to complement and supplement each other and the absence of any provision or portion thereof in one such Loan Document shall not be deemed to be an inconsistent provision with the other such Loan Document which contains such provisions or portion thereof.
20.NOTICES. All notices, demands, requests, consents, approvals or communications required under this Note shall be in writing and shall be deemed to have been properly given if sent in accordance with the notice provisions contained in the Loan Agreement.
21.NON-PERSONAL PURPOSES; COMMERCIAL TRANSACTION. BORROWER REPRESENTS TO LENDER THAT THE PROCEEDS OF THIS NOTE WILL NOT BE USED FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES. BORROWER ACKNOWLEDGES THAT THE LOAN EVIDENCED BY THIS NOTE IS A COMMERCIAL TRANSACTION AND WAIVES ITS RIGHTS TO PRIOR NOTICE AND HEARING AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH LENDER MAY DESIRE TO USE.
22.ACKNOWLEDGEMENT OF TERMS AND RECEIPT OF COPY. BORROWER ACKNOWLEDGES READING AND AGREEING TO ALL THE TERMS AND CONDITIONS OF THIS NOTE AND BORROWER ACKNOWLEDGES RECEIPT OF AN EXACT COPY OF THIS NOTE.
23.CHANGE OF LAW. If the adoption of, any change in or any change in the interpretation of, any law, regulation or guideline applicable to financial institutions including, without limitation, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and (b) the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, by any governmental authority exercising control over Lender (a “Governmental Rule”), or the compliance by Lender with any Governmental Rule (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System and regulations of the Securities Exchange Commission relating to financial instruments), imposes any reserve, deposit, allocation of capital or similar requirement or any tax (other than taxes on Lender’s income) on Lender which reduces the rate of return on Lender’s capital or increases the amount of capital required to be maintained by Lender then, and in each such case, Lender may, to the extent Lender is doing the same consistently across its portfolio of commercial real estate loans, require Borrower to pay the amount necessary to compensate Lender for such reduced rate of return or increased capital requirement. Lender will deliver to Borrower a statement of the justification for the payment(s), and the determination by Lender shall be conclusive absent manifest error and shall be payable by Borrower to Lender within thirty (30) days following Lender’s demand. In determining any such amount, Lender shall use reasonable averaging and attribution methods.
24.CANNABIS LAWS. Section 12 of the Loan Agreement is hereby incorporated herein in its entirety, mutatis mutandis.
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IN WITNESS WHEREOF, Borrower has executed this Note under seal as of the date first written above.
WITNESS:                        BORROWER:

MARI HOLDINGS MD LLC, a Massachusetts limited liability company,

_________________________            By: _______________________________
Print Witness Name:                    Name: Jon Levine
Title: Manager

HARTWELL REALTY HOLDINGS LLC, a Massachusetts limited liability company

__________________________            By: _______________________________
Print Witness Name:                    Name: Jon Levine
Title: Manager

KIND THERAPEUTICS USA, LLC, a Maryland limited liability company

__________________________            By: _______________________________
Print Witness Name:                    Name: Jon Levine
Title: Manager

ARL HEALTHCARE INC., a Massachusetts corporation

__________________________            By: _______________________________
Print Witness Name:                    Name: Jon Levine
Title: President and Secretary

MARIMED ADVISORS INC., a Delaware corporation

__________________________            By: _______________________________
Print Witness Name:                    Name: Jon Levine
Title: President and Secretary
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